Exhibit 10.10

EMPLOYMENT AGREEMENT

AGREEMENT made as of April 5, 2004, between ABIOMED, Inc., a Delaware corporation with an office at 22 Cherry Hill Park, Danvers, Massachusetts (the “Company” or “ABIOMED”), and Michael R. Minogue (the “Executive”), residing at 2120 North Lake Drive, Milwaukee, Wisconsin 53202.

W I T N E S S E T H:

WHEREAS, the Company desires that Executive be employed to serve in a senior executive capacity with the Company, and Executive desires to be so employed by the Company, upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1.                                       Employment.  The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth.  During the term of his employment hereunder, Executive shall hold the offices of President and Chief Executive Officer and shall report to the Board of Directors of the Company.  Executive shall also serve as a member of the Board of Directors of the Company until the next Annual Meeting of Shareholders or Special Meeting in Lieu Thereof, at which time Executive’s name will be on the ballot for re-election by the shareholders, as required by law.  It is intended that Executive will thereafter be nominated for re-election to the Board of Directors as required by law during the period in which he is serving as the President and Chief Executive Officer of the Company.

2.                                       Term.  The term of this Agreement shall begin on the date hereof.  There shall be no definite term of employment or of this Agreement, and Executive shall be an employee at will.  This Agreement will terminate upon the termination of Executive’s employment pursuant to Section 8 or 9 of this Agreement.

3.                                       Compensation.

(a)                                  As compensation for the employment services to be rendered by Executive hereunder, including all services as an officer of the Company and any of its subsidiaries and affiliates, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, payable in semi-monthly installments in accordance with Company practice, an initial annual salary of $325,000.00 for the year of employment ending March 31, 2005.  Executive’s annual salary hereunder for subsequent years of employment shall not be decreased and shall be reviewed annually by the Compensation Committee of the Board of Directors in its sole discretion.

(b)                                 Executive will be eligible to participate in the Company’s Incentive Program for Senior Officers, as determined from time to time by the Compensation Committee of the Board of Directors in its sole discretion.

(c)                                  During the Company’s fiscal year beginning April 1, 2004, Executive will be eligible for a maximum bonus of up to $325,000.00 for outstanding performance.  In such fiscal year only, $162,500.00 of such maximum bonus (the “First Year Guaranteed Amount”), is guaranteed and shall be payable quarterly.  Notwithstanding the quarterly payment schedule, the First Year Guaranteed Amount will accrue to Executive on a daily basis, such that if Executive’s employment with the Company is terminated during such first fiscal year, Executive will be entitled to receive, pursuant to the terms of Sections 8 or 9 hereof, only that portion of the First Year Guaranteed Amount that has accrued through the date of termination.  Bonus payments, other than the First Year Guaranteed Amount, will be based upon achievement of specific goals to be mutually determined by Executive, the Chairman of the Board of Directors and the Compensation Committee of the Board of Directors and will be tied to the Company’s fiscal year goals.  Other than the First Year Guaranteed Amount, bonus payments in connection with Executive’s first year of employment with the Company will be made at the discretion of the Compensation Committee, but in no event later than on or about July 1, 2005.

(d)                                 Effective as of the date hereof, Executive will be granted incentive and non-qualified options to purchase 300,000 shares of the Company’s Common Stock, $.01 par value per share (“Common Stock”), pursuant to the Company’s 1998 Equity Incentive Plan and 2000 Stock Incentive Plan (the “Plans”) and an additional non-qualified option to purchase 100,000 shares of the Company’s Common Stock.  The exercise price of each option will be the fair market value of the Company’s Common Stock on the close of business on the date hereof.  Subject to the provisions of Exhibit B, the options will vest over four years according to the following vesting schedule: 25% will vest on the first anniversary of the date of grant, and 25% will vest on each anniversary thereafter, with complete vesting as of the fourth anniversary of the date of grant.  Each such option will have a basic term of ten years, subject to obtaining approval by the Compensation Committee of the Company will be exercisable for at least one year in the event Executive’s employment is terminated by the Company without justifiable cause,   and will be subject to the terms of the Company’s forms of stock option agreement and, where relevant, such Plans.  The 100,000 shares of Common Stock covered by such additional non-qualified option not issued pursuant to either of the Plans shall be registered under the Securities Act of 1933 pursuant to a Registration Statement on Form S-8 within 30 days after the date hereof.

4.                                       Expenses.  The Company shall pay or reimburse Executive, upon presentment of suitable vouchers, for all reasonable business and travel expenses which may be incurred or paid by Executive in connection with his employment hereunder.  Executive shall comply with such restrictions and shall keep such records as the Company may deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time, and regulations promulgated thereunder.

5.                                       Other Benefits.

(a)                                  Executive shall be entitled to participate in and receive any other benefits customarily provided by the Company to its senior management personnel (including any bonus, profit sharing, pension, 401(k), short and long-term disability insurance, hospital, major medical insurance and group life insurance plans in accordance with the terms of such plans) and including stock option and/or stock purchase plans, all as determined from time to time by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).  It is understood that the grant of stock options pursuant to Section 3(d) hereof is not intended to be in lieu of regular stock option grants as determined from time to time by the Compensation Committee.

(b)                                 Executive will accrue vacation time at a rate of four (4) weeks per year.

(c)                                  In addition to the group life insurance provided by the Company to all employees, referenced in Section 5(a) above, the Company will use its best efforts to provide Executive with additional term life insurance of $1,000,000 at no cost to Executive.

(d)                                 Executive shall be entitled to receive promptly after execution and delivery of this Agreement by him and the Company a one-time sign-on housing allowance of $300,000.00.  If applied directly to the purchase of a home in the Boston area, Executive shall be entitled to reimbursement of up to an additional $100,000.00 for (i) federal, state and local income and employment taxes on such sign-on housing allowance and (ii) real estate taxes, commissions and other expenses incurred in connection with the sale of Executive’s existing residence and the purchase of Executive’s residence in the Boston area.   Such reimbursement shall be payable immediately upon the purchase by Executive of a residence in the Boston area. In addition, Executive will be entitled to reimbursement for customary relocation expenses, including but not limited to expenses incurred in moving his household goods and automobiles to the Boston area, travel, car rental and lodging in connection with efforts to find a home in the Boston area.

6.                                       Indemnification.  Executive will receive the benefit of the Company’s standard Indemnification Agreement as set forth in Exhibit A hereto and countersigned by Executive and the Company.  Executive and the Company agree to be subject to, and bound by, the provisions, terms and conditions of such Agreement.

7.                                       Duties.

(a)                                  Executive shall perform such duties and functions, and have such authority,  as are provided by the Company’s by-laws and as are typical for the president and chief executive officer of a company similar to the Company, including, but not limited to, authority with respect to personnel decisions and establishment of strategic business plans subject to the approval of the Board of Directors of the Company.  In addition, Executive shall have such other duties and functions as the Board of Directors of the Company shall from time to time determine and Executive shall comply in the performance of his duties with the policies of, and be subject to the direction of, the Board of Directors.  At the request of the Board of Directors, Executive shall serve, without further compensation, as an executive officer of any subsidiary or affiliate of the Company and, in the performance of such duties, Executive shall comply with the policies of the Board of Directors of each such subsidiary or affiliate.

(b)                                 During the term of this Agreement, Executive shall devote substantially all of his time and attention, vacation time and absences for sickness excepted, to the business of the Company, as necessary to fulfill his duties.  Executive shall perform the duties assigned to him with fidelity and to the best of his ability.  Notwithstanding anything herein to the contrary, Executive may engage in other activities so long as such activities do not unreasonably interfere with Executive’s performance of his duties hereunder and do not violate the non-competition or other provisions of Exhibit C hereto, including the Company’s Conflicts of Interest Policy attached thereto.

(c)                                  Nothing in this Section 7 or elsewhere in this Agreement shall be construed to prevent Executive from investing or trading in nonconflicting investments as he sees fit for his own account, including real estate, stocks, bonds, securities, commodities or other forms of investments.

(d)                                 The principal location at which Executive shall perform his duties hereunder shall be at the Company’s offices in Danvers, Massachusetts or at such other location as may be designated from time to time by the Board of Directors of the Company; provided, that if the principal location of Executive’s duties is transferred from Danvers, Massachusetts, the new principal location of Executive’s duties shall not be transferred beyond a 35-mile radius of Danvers, Massachusetts without Executive’s consent.  Notwithstanding the foregoing, Executive shall perform such services at such other locations as may be required for the proper performance of his duties hereunder, and Executive recognizes that such duties may involve travel.

8.                                       Termination of Employment; Effect of Termination.

(a)                                  Executive’s employment hereunder may be terminated at any time upon written notice from the Company to Executive:

(i)                                     for any reason which would not constitute justifiable cause (as hereinafter defined) upon thirty (30) days’ prior written notice to Executive; or

(ii)                                  upon the determination by the Board of Directors that there is justifiable cause (as hereinafter defined) for such termination upon five (5) days’ prior written notice to Executive.

(b)                                 Executive’s employment shall terminate upon:

(i)                                     the death of Executive; or

(ii)                                  the “disability” of Executive (as hereinafter defined pursuant to subsection (c) hereof) pursuant to subsection (f) hereof.

(c)                                  For the purposes of this Agreement, the term “disability” shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, substantially to perform his duties for a period of three (3) consecutive months or for a total of six (6) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement, as reasonably determined by the Board of Directors of the Company after examination of Executive by an independent physician reasonably acceptable to Executive.

(d)                                 For the purposes  of this Agreement, the term “justifiable cause” shall mean and be limited to:  (i) any repeated failure or refusal to perform any of Executive’s material duties pursuant to this Agreement, including any of the exhibits hereto, where such conduct shall not have ceased within 10 days following written warning from the Board of Directors of the Company and an opportunity of Executive to meet with the Board of Directors to discuss such matters; (ii) a good faith determination by the Board of Directors of the Company based on a preponderance of the evidence, that Executive has committed of a crime (other than routine traffic violations) or any other offense involving money or other property of the Company or its subsidiaries or affiliates if Executive has received written notice from the Board of Directors of the Company with respect thereto and an opportunity to meet with the Board of Directors to discuss such matters (iii) any unauthorized disclosure by Executive to any person, firm or entity other than the Company, its subsidiaries or affiliates and their respective directors, officers and employees (or other persons fulfilling similar functions), of any material confidential information or trade secret of the Company or any of its subsidiaries or affiliates other than any disclosure made in good faith in the belief that such disclosure was in the best interests of the Company;  (iv) any material failure by Executive to comply fully with the requirements of the Sarbanes-Oxley Act of 2002 and related regulations or with the Guidelines of Company Practices, as set forth in Exhibit D hereto and as revised from time to time, which conduct shall not have ceased within 10 days following written notice from the Board of Directors of the Company and an opportunity of Executive to meet with the Board of Directors to discuss such matters; or the (v) engaging by Executive in any business for profit other than the business of the Company and its subsidiaries and affiliates during the term of this Agreement.  Upon termination of Executive’s employment for justifiable cause, this Agreement shall terminate immediately and Executive shall not be entitled to any amounts or benefits hereunder other than such portion of Executive’s annual salary and reimbursement of expenses pursuant to Section 4 hereof as has been accrued through the date of his termination of employment and indemnification as provided in Section 6 hereof.

(e)                                  If Executive shall die during the term of his employment hereunder, this Agreement shall terminate immediately.  In such event, the estate of Executive shall thereupon be entitled to receive such portion of Executive’s annual salary, bonus, if any, and reimbursement of expenses pursuant to Section 4 as has been accrued through the date of his death.

(f)                                    Upon Executive’s “disability,” the Company shall have the right to terminate Executive’s employment.  Notwithstanding any inability to perform his duties, Executive shall be entitled to receive his compensation (including bonus, if any) and reimbursement of expenses pursuant to Section 4 as provided herein until he begins to receive long-term disability insurance benefits under the policy provided by the Company pursuant to Section 5 hereof.  Any termination pursuant to this subsection (f) shall be effective on the later of (i) the date 30 days after which Executive shall have received written notice of the Company’s election to terminate or (ii) the date he begins to receive long-term disability insurance benefits under the policy provided by the Company pursuant to Section 5 hereof.

(g)                                 Notwithstanding any provision to the contrary contained herein, in the event that Executive’s employment is terminated by the Company at any time (other than following a Change in Control, as defined in Exhibit B hereto) for any reason other than justifiable cause, disability or death, the Company shall upon such termination, immediately pay Executive a lump sum payment equal to such portion of Executive’s salary, bonus, if any, and reimbursement of expenses pursuant to Section 4 as has been accrued through the date of termination of Executive’s employment.

(h)                                 Executive may terminate his employment at any time upon 30 days’ prior written notice to the Company.  Upon Executive’s termination of his employment hereunder, this Agreement (other than Sections 4, 6, 8, 9 and 11 and Exhibits A, B, C and D, which shall survive in accordance with their respective terms) shall terminate.  In such event, Executive shall be entitled to receive such portion of Executive’s annual salary and bonus, if any, as has been accrued to date.  Executive shall be entitled to reimbursement of expenses pursuant to Section 4 hereof and to participate in the Company’s benefit plans to the extent participation by former employees is required by law or permitted by such plans, with the expense of such participation to be as specified in such plans for former employees.

(i)                                     Upon the resignation of Executive in any capacity, that resignation will be deemed to be a resignation from all offices and positions that that person holds with respect to the Company and any of its subsidiaries and affiliates.

9.                                       Change of Control.   Executive and the Company agree to be subject to, and bound by, the provisions, terms and conditions of the Company’s standard Change of Control Agreement, as set forth in Exhibit B hereto and countersigned by Executive and the Company (the “Change of Control Agreement”).  Following a Change of Control (as defined in such Agreement), if there is any conflict between the provisions of the Change of Control Agreement and the termination provisions of Section 8 hereof, the provisions of the Change of Control Agreement shall govern.

10.                                 Representation and Agreements of Executive.

(a)                                  Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing, or which will have an impact on, the performance of his duties hereunder.

(b)                                 Executive agrees to submit to a medical examination and drug screen test and to cooperate and supply such other information and documents as may be required by any insurance company in connection with the Company’s obtaining life insurance on the life of Executive, and any other type of insurance or fringe benefit as the Company shall determine from time to time to obtain for Executive’s benefit.

11.                                 Non-Competition; Non-Disclosure of Confidential Information; Inventions and Discoveries.  Executive agrees to be subject to, and bound by, the provisions, terms and conditions set forth in Exhibit C hereto and countersigned by Executive and the Company as fully as if such terms and conditions were set forth herein.

13.                                 Amendment or Alteration.  No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

14.                                 Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

15.                                 Severability.  The holding of any provision of this Agreement, including the exhibits hereto, to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

16.                                 Independence of Executive’s Covenants.  The covenants on the part of Executive to be performed under this Agreement and the Exhibits hereto shall be construed as agreements independent of any other provisions of this Agreement, and the existence of any claims or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or its assigns of any of Executive’s covenants hereunder.

17.                                 Notices.  Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or courier, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other or as reflected on the Company’s records, and shall be deemed given as of the date of the delivery or at the expiration of three days in the event of a mailing.

18.                                 Waiver or Breach.  It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed as a waiver of any subsequent breach by that same party.

19.                                 Entire Agreement and Binding Effect.  This Agreement, including the exhibits attached hereto, contains the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior agreements, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

20.                                 Survival.  Except as otherwise expressly provided herein, the termination of Executive’s employment hereunder or the expiration or sooner termination of this Agreement shall not affect the enforceability of Sections 4, 6, 8, 9 and 11 hereof or of any of the Exhibits hereto, all of which shall survive any such termination or expiration in accordance with their respective terms.

21.                                 Further Assurances.  The parties agree to execute and deliver all such further documents, agreements and instruments and to take all such further actions as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

22.                                 Construction of Agreement.  A reference to a Section or Exhibit shall mean a Section in or Exhibit to this Agreement unless otherwise expressly stated.  The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  Unless the context otherwise requires, the term “person,” shall include any individual, corporation, partnership, joint venture, association, joint-stock company, trust company, trust, unincorporated organization, government agency or entity or any subdivision thereof, or any other entity.

23.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, under seal, as of the date and year first above written.

ABIOMED, INC.

By:	/s/ David M. Lederman
David M. Lederman, Chairman of the Board

/s/	Michael R. Minogue
Michael R. Minogue

EXHIBIT A

ABIOMED, Inc.

Indemnification Agreement

This Agreement, made and entered into as of this 5th day of April, 2004, by and between ABIOMED, Inc. a Delaware corporation (“Company”) and Michael R. Minogue (“Indemnitee).

WHEREAS, highly competent persons may be reluctant to serve publicly-held corporations as officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation; and

WHEREAS, the potential impracticability of obtaining adequate insurance and the uncertainties relating to indemnification have increased the difficulty of attracting and retaining such persons; and

WHEREAS, it is reasonable, prudent, and necessary for the Company contractually to obligate itself to indemnify such persons so that they will serve the Company, and

WHEREAS, Indemnitee is willing to serve, continue to serve, and to take on additional service for on or behalf of the Company on the condition that Indemnitee be indemnified in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Article 1

Definitions

For purposes of this Agreement, the following terms shall have the meanings indicated:

1.01                           “Board” shall mean the Board of Directors of the Company.

1.02                           “Code of Conduct” shall mean the Company’s Guidelines of Company Principles and Practices as in effect from time to time.

1.03                           “Corporate Status” describes the status of a person who is or was a director, officer, employee, agent, trustee or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise which such person is or was serving at the express written interest of the Company.

1.04                           “Court” means the Court of Chancery of the State of Delaware, the court in which the Proceeding in respect of which indemnification is sought by Indemnitee shall have been brought or is pending, another court having subject jurisdiction and personal jurisdiction over the parties.

1.05                           “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought  by Indemnitee.

1.06                           “Employment Agreement” means the employment agreement between the Company and Indemnitee, if any, as it may be amended from time to time.

1.07                           “Enterprise” shall mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the express written request of the Company as a director, officer, employee, agent, trustee or fiduciary.

1.08                           “Expenses” shall include, without limitation, all reasonable attorney’s fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplication costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in a Proceeding.

1.09                           “Good Faith” shall mean Indemnitee having acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interest of the Company, or in the case of an Enterprise which is an employee benefit plan, the best interests of the participants or beneficiaries of said plan, as the case may be, and, with respect to any Proceeding which is criminal in nature, having had not reasonable cause to believe Indemnitee’s conduct was unlawful.

1.10                           “Independent Counsel” mean a law firm, or a member of a law firm, that is experienced in matters of corporation law, and may include law firms or members thereof that are regularly retained by the Company but not any other party to the Proceeding giving rise to a claim for indemnification hereunder.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the standards of professional conduct then prevailing and applicable to such counsel, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

1.11                           “Proceeding” includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation (including any internal corporate investigation), administrative hearing or any other actual, threatened or completed proceeding whether civil, criminal, administrative or investigative, other than the one initiated by Indemnitee.  For purposes of the foregoing sentence, a “Proceeding”

shall not be deemed to have been initiated by Indemnitee.  For purposes of the foregoing sentence, a “Proceeding” shall not be deemed to have been initiated by Indemnitee where Indemnitee seeks to enforce Indemnitee’s rights under this Agreement.

Article II

Terms of Agreement

This Agreement shall continue until terminated upon the later of a: (i) ten years after the date that Indemnitee shall have ceased to serve as a director, officer, employee, agent, trustee or fiduciary of the Company or of any other Enterprise; or (ii) the final termination of all pending Proceedings in respect of which Indemnitee is granted rights of indemnification or advancement of expenses hereunder.

Article III

Services by Indemnitee, Notice of Proceedings

3.01                           Services.  Indemnitee agrees to serve or continue to serve as an Officer of the Company for so long as he/she is duly elected or appointed.  Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law).

3.02                           Notice of Proceeding.  Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder, but the omission so to notify the Company shall not relieve the Company from its obligations hereunder, except to the extent that the Company is prejudiced thereby.

Article IV

Indemnification

4.01                           In General.  In connection with any Proceeding, the Company may or shall indemnify, and advance Expenses, to Indemnitee as provided in this Agreement to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit.

4.02                           Proceedings Other than Proceedings by or in the Right of the Company.  Indemnitee shall be entitled to the rights of indemnification provided in this Section 4.02 if, by reason of the Indemnitee’s Corporate Status, Indemnitee is, or is threatened to be made, a party to or is otherwise involved in any Proceeding, other than a Proceeding by or in the right of the Company.

Indemnitee shall be indemnified against expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in Good Faith.  Notwithstanding the foregoing, if Indemnitee shall have been found to have violated the Employment Agreement or the Company’s Code of Conduct then, in effect, the Company may, to the extent authorized by the Board, indemnify Indemnitee against Expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding if Indemnitee acted in Good Faith.

4.03                           Proceedings by or in the Right of the Company.

(a)                                  Indemnitee shall be entitled to the rights of indemnification provided in this Section 4.03, if, by reason of Indemnitee’s Corporate Status, Indemnitee is, or is threatened to be made, a party to or is otherwise involved in any Proceeding brought by or in the right of the Company to procure a judgment in its favor.  Indemnitee shall be indemnified against Expenses, judgments, penalties, and amounts paid in connection with such Proceeding if Indemnitee acted in Good Faith.  Notwithstanding the foregoing, no such indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Company or, if applicable law prohibits such indemnification, provided, however, that, if applicable law so permits, indemnifications may nevertheless be made by the Company in such event if and only to the extent that the Court which is considering the matter shall determine.

(b)                                 Notwithstanding any provision to the contrary in this Section, if the Board, Independent Counsel, or the stockholders as the case may be, making the determination with respect to indemnification as provided under Section 6.02 hereof, or the Court considering the matter determines that the act of omission which forms the basis for the claim which is the subject of the Proceeding violated the Employment Agreement or the Company’s Code of Conduct then in effect, then, notwithstanding that fact, the Company may, to the extent authorized by the Board, indemnify Indemnitee against all Expenses, judgments, penalties, and amounts paid in settlement, actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding if Indemnitee acted in Good Faith.

4.04                           Indemnification of a Party Who is Wholly or Partly Successful.

Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a party to or is otherwise involved in and is successful, on the merits or otherwise, in any Proceeding, Indemnitee shall be indemnified to the maximum extent permitted by law, against all Expenses, judgments, penalties, fines, and amounts paid in settlement, actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.  If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company may indemnify Indemnitee to the maximum extent permitted by law, against all Expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by such Indemnitee or on such Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter.  For purposes of this Section 4.04 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

4.05                           Indemnification for Expenses of a Witness.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness in any Proceeding, other than to a Proceeding addressed by Sections 4.02 or 4.03 (for which those provisions shall control), Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

Article V

Advancement of Expenses

Notwithstanding any provision to the contrary in Article VI, the Company (acting through the Chairman of the Board, President, Executive Vice President or any Vice President of the Company) may advance all reasonable Expenses which, by reason of Indemnitee’s Corporate Status, were incurred by or on behalf of Indemnitee in connection with any Proceeding, within twenty (20) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances, whether prior to or after final disposition of such Proceeding.  Such statement or statements shall reasonably evidence accompanied by an undertaking by or on behalf of the Indemnitee to repay any Expenses if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses.  Any advance and undertakings to repay pursuant to this Article V shall be unsecured and interest free.  Advancement of Expenses pursuant to this Article V shall not require approval of the Board of Directors or the stockholders of the Company, or of any other person or body.  The Secretary of the Company shall promptly advise the Board in writing of the request for advancement of Expenses, of the amount and other details of the advance and of the undertaking to make repayment pursuant to this Article V.

Article VI

Procedures of Determination of Entitlement to Indemnification and Defense of Claims

6.01                           Initial Request.  To obtain indemnification under this Agreement (other than advancement of expenses pursuant to Article V), Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification.  The Secretary of the Company shall promptly advise the Board in writing that Indemnitee has requested indemnification.

6.02                           Method of Determination.  A determination (if required by applicable law in the specific case) with respect to Indemnitee’s entitlement to indemnification shall be made (a) by the Board by a majority vote of a quorum consisting of Disinterested Directors, or (b) in the event that a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors directs, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee, or (c) by the holders of a majority of the votes of the outstanding stock at the time entitled to vote on matters other than the election or removal of directors, voting as a single class, including the stock of the Covered Person seeking Indemnification.

6.03                           Selection, Payment, Discharge, or Independent Counsel.  In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6.02 of this Agreement, the Independent Counsel shall be selected, paid, and discharged in the following manner:

(a)                                  The Independent Counsel shall be selected by the Board, and the Company shall give written notice to Indemnitee advising Indemnitee of the identity of the Independent Counsel so selected.

(b)                                 Following the initial selection described in clause (a) of this Section 6.30, Indemnitee may, within seven (7) days after such written notice of selection has been given, deliver to the Company a written objection to such selection.  Such objection may be asserted only on the grounds that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 1.10 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion.  Absent a proper and timely objection, the person so selected shall act as Independent Counsel unless and until a court has determined that such objection is without merit.

(c)                                  Either the Company or Indemnitee may petition a Court if the parties have been unable to agree on the selection of Independent Counsel within twenty (20) days after submission by Indemnitee of a written request for Indemnification pursuant to Section 6.01 of this Agreement.  Such petition may request a determination whether an objection to the party’s selection is without merit and/or seek the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate.  A person so appointed shall act as Independent Counsel under Section 6.02 of this Agreement.

(d)                                 The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to this Agreement, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 6.03, regardless of the manner in which such Independent Counsel was selected or appointed.

6.04                           Cooperation.  Indemnitee shall cooperate with the person, persons, or entity making the determination with respect to the Indemnitee’s entitlement to indemnification under this Agreement, including providing to such person, persons, or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination.  Any costs or expenses (including attorney’s fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to the Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

6.05                           Defense of claim.  With respect to any Proceeding to which Indemnitee shall have requested indemnification in accordance with Section 6.01:

(a)                                  The Company will be entitled to participate in the defense at its own expense.

(b)                                 Except as otherwise provided below, the Company jointly with any other indemnifying party will be entitled to assume the defense with counsel reasonably satisfactory to Indemnitee.  After notice from the Company to Indemnitee of its election to assume the defense of a suite, the Company will not be liable to Indemnitee under this Article for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense of the Proceeding other than reasonable costs of investigation or as otherwise provided below.  Indemnitee shall have the right to employ his/her own counsel in such Proceeding but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense shall be at the expense of the Indemnitee only if (i) the employment of counsel by the Indemnitee has been authorized by the Company, (ii) the Indemnitee shall have concluded reasonably that there may be a conflict of interest between the Company and the Indemnitee in the conduct of the defense of such action and such conclusion is confirmed in writing by the Company’s outside counsel regularly employed by it in connection with corporate matters, or (iii) the

Company shall not in fact have employed counsel to assume the defense of such Proceeding, the Company shall not be entitled to assume the defense of any Proceeding brought by or in the right of the Company or as to which the Indemnitee shall have made the conclusion provided for in (ii) above and such conclusion shall have been so confirmed by the Company’s said outside counsel.

(c)                                  Notwithstanding any provision of this Article to the contrary, the Company shall not be liable to indemnify the Indemnitee under this Article of any amounts paid in settlement of any Proceeding or claim affected without its written consent.  The Company shall not settle any Proceeding or claim in any manner which would impose any penalty, limitation or disqualification of the Indemnitee for any purpose without the Indemnitee’s written consent.  Neither the Company nor the Indemnitee will reasonably withhold their consent to any proposed settlement.

6.06                           Payment.  If it is determined that Indemnitee is entitled to indemnification not covered by defense of the claim afforded under Section 6.05 above, payment to Indemnitee shall be made within ten (10) days after such determination.

ARTICLE VII

Presumptions and Effect of Certain Proceedings

7.01                           Effect of Other Proceedings.  The termination of any Proceeding or of any claim, issue or matter therein, by judgment order, settlement or conviction, or upon a plea of guilty or of nolo contendre or its equivalent, shall not (except as otherwise expressly provided in this Agreement) in itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in Good Faith.

7.02                           Reliance as Safe Harbor.  For purposes of any determination of Good Faith, Indemnitee shall be deemed to have acted in Good Faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or in information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise.  The provisions of this section 7.02 shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

7.03                           Actions of Others.  The knowledge an/or actions, or failure to act, of any director, officer, employee, agent , trustee, or fiduciary of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

ARTICLE VIII

Non-Exclusivity, Insurance, Subrogation

8.01                           Non-Exclusivity.  The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the by-laws, any agreement, a vote of shareholders or a resolution of directors, or otherwise.  No amendment, alteration, recession or replacement of this Agreement or any provision hereof shall be effective as to Indemnitee with respect to any action taken or omitted by such Indemnitee in Indemnitee’s Corporate Status prior to such amendment, alteration, recession or replacement.

8.02                           Insurance.  The Company may maintain an insurance policy or policies against liability arising out of this Agreement or otherwise.

8.03                           Subrogation.  In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

8.04                           No Duplicate Payment.  The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

ARTICLE IX

General Provisions

9.01                           Successors as Assigns.  This Agreement shall be binding upon the Company and its successors and assigns and shall insure to the benefit of Indemnitee and the Indemnitee’s legal representatives, heirs, executors and administrators.

9.02                           Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever:

(a)                                  the validity, legality, and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable, that is not itself invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and

(b)                                 to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect of the intent manifested by the provision held invalid, illegal or unenforceable.

9.03                           Headings.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute party of this Agreement or to affect the construction thereof.

9.04                           Modification and Waiver.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any such provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

9.05                           Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed.

If to Indemnitee, to:	Michael R. Minogue
[address]

If to the Company, to:	ABIOMED, Inc.
22 Cherry Hill Drive
Danvers, MA 01923 U.S.A.
Attention: CEO

Or to other such addresses as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

9.06                           Governing Law.  The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without application of the conflict of laws or principles thereof.

IN WITNESS THEREOF, the parties hereto have executed this Agreement on the: 5th day of April, 2004.

ABIOMED, Inc.

By:	/s/ David M. Lederman
David M. Lederman
Chairman of the Board

INDEMNITEE:

/s/	Michael R. Minogue
Michael R. Minogue

EXHIBIT B

AGREEMENT

AGREEMENT by and between ABIOMED, INC., a Delaware corporation (the “Company”), and Michael R. Minogue (the “Executive”), dated as of the 5th day of April, 2004.

The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat, or occurrence of a Change of Control (as defined below) of the Company.  The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations.  Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.  Certain Definitions.  (a) The “Effective Date” shall be the first date during the “Change of Control Period” (as defined in Section 1(b)) on which a Change of Control occurs.  Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment with the Company is terminated or the Executive ceases to be an officer of the Company prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination of employment (1) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (2) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(b)  The “Change of Control Period” is the period commencing on the date hereof and ending on the second anniversary of such date; provided, however that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof is hereinafter referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended without any further action by the Company or the Executive so as to terminate two years from such Renewal Date; provided, however, that if the Company shall give notice in writing to the Executive, at least sixty days prior to the Renewal Date, stating that the Change of Control Period shall not be extended, then the Change of Control Period shall expire two years from the last effective Renewal Date.

2.             Change of Control.  For the purpose of this Agreement, a “Change of Control” shall mean:

(a)           The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than David M. Lederman or any of his affiliates (as defined in the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent or more of the then outstanding shares of stock of the Company entitled to vote in the election of directors (the “Outstanding Company Common Stock”), whether in one transaction or in multiple transactions which in the aggregate equal or exceed thirty percent of the Outstanding Company Common Stock; provided, however, that (i) any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries of thirty percent or more of Outstanding Company Common Stock shall not constitute a Change of Control; (ii) any acquisition by any individual, entity or group of beneficial ownership of thirty percent or more but less than forty percent of the Outstanding Company Common Stock may be deemed by the Board of Directors of the Company as it is constituted as of the date of this Agreement (the “Incumbent Board”), excluding any members of the Incumbent Board affiliated with the acquiror, to not constitute a Change of Control, in the Incumbent Board’s sole and absolute discretion; and  (iii) any acquisition by a corporation with respect to which, following such acquisition, more than fifty percent of the then outstanding shares of common stock of such corporation, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock, shall not constitute a Change of Control; or

(b)           Individuals who, as of the date of this Agreement, constitute the Board of Directors (the “Board”) of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

c)             Approval by the stockholders of the Company of (i) a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock immediately prior to such reorganization, merger or consolidation will not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from such a reorganization, merger or consolidation, other than a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires 30% or more of Outstanding Company Common Stock; or (ii) the sale or other disposition of all or substantially all of the assets of the Company, excluding a sale or other disposition of assets to a subsidiary of the Company and excluding a sale or license of a portion of the business of the Company which is deemed by the Incumbent Board, acting in its sole and absolute discretion, to not constitute a Change of Control.

Anything in this Agreement to the contrary notwithstanding, if an event that would, but for this paragraph, constitute a Change of Control results from or arises out of a purchase or other acquisition of the Company, directly or indirectly, by a corporation or other entity in which the Executive has a greater than ten percent direct or indirect equity interest, such event shall not constitute a Change of Control.

3.             Employment Period.  Subject to the terms and conditions hereof, the Company hereby agrees to continue the Executive in its employ for the period commencing on the Effective Date and ending on the last day of the twenty-fourth month following the month in which the Effective Date occurs (the “Employment Period”).  The Executive hereby agrees to remain in the employ of the Company for the period commencing on the Effective Date and ending on the last day of the sixth month following the month in which the Effective Date occurs (the “Six Month Period”).

4.             Terms of Employment.  (a)  Position and Duties.  (i) Except as provided in Section 4(c) below, during the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the one hundred eighty-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than thirty-five miles from such location.

(ii)           During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.  It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b)           Compensation.  (i)  Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable to the Executive by the Company in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(ii)           Annual Bonus.  In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the average annualized (for any fiscal year consisting of less than twelve full months or with respect to which the Executive has been employed by the Company for less than twelve full months) bonus (the “Average Annual Bonus”) paid or payable to the Executive by the Company in respect of the lesser of the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs or the number of full fiscal years for which the Executive has been employed by the Company immediately preceding the fiscal year in which the Effective Date occurs.  Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to deferral plans of the Company.

(iii)  At the end of the Six Month Period, if Executive remains employed by the Company, all unvested stock options or stock appreciation rights which Executive then holds to acquire securities from the Company shall be immediately and automatically exercisable as of such date.

(iv)  Incentive, Savings and Retirement Plans.  In addition to Annual Base Salary and Annual Bonus payable as hereinabove provided, the Executive shall be entitled to participate during the Employment Period in all incentive, savings and retirement plans, practices, policies and programs applicable to other peer executives of the Company, but in no event shall such plans practices, policies and programs provide the Executive with incentive, savings and retirement benefits opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company for the Executive under such plans, practices, policies and programs as in effect at any time during the one-year immediately preceding the Effective Date.

(v)  Welfare Benefit Plans.  During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) and applicable to other peer executives of the Company, but in no event shall such plans, practices, policies and programs provide benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect at any time during the one-year period immediately preceding the Effective Date.

(vi)          Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in the conduct of the Company’s business upon submission of appropriate accountings in accordance with the most favorable policies, practices and procedures of the Company in effect at any time during the one-year period immediately preceding the Effective Date.

(vii)  Fringe Benefits.  During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company in effect at any time during the one-year period immediately preceding the Effective Date.  If at the end of the Employment Period, the Company elects not to continue to employ Executive for reasons other than for Cause, death or Disability, or if the Executive shall terminate employment hereunder for Good Reason, the Company will provide to Executive up to $5,000 in fees paid for out-placement assistance.

(viii)  Office and Support Staff.  During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company at any time during the one-year period immediately preceding the Effective Date.

(ix)  Vacation.  During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company as in effect at any time during the one-year period immediately preceding the Effective Date.

(c)  Six Month Period.  Notwithstanding anything to the contrary in this Section 4, during the Six Month Period, the Company’s obligations under this Agreement are limited to employing the Executive in any capacity reasonably assigned to Executive by the Company to assist in the transition caused by the Change of Control at the location where the Executive was employed immediately preceding the Effective Date or at any office or location less than thirty-five miles from such location and providing to the Executive compensation and benefits, as set forth in Section 4(b) hereof  in accordance with the most favorable plans, practices, policies and programs provided by the Company for the Executive as in effect at any time during the one year period immediately preceding the Effective Date.

5.             Termination of Employment.  (a)  Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of “Disability” set forth below), it may give to the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(b)           Cause.  The Company may terminate the Executive’s employment during the Employment Period for “Cause”.  For purposes of this Agreement, “Cause” means (i) an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company, (ii) repeated violations by the Executive of the Executive’s obligations under Section 4(a) of this Agreement (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Executive’s part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company and which are not remedied in a reasonable period of time after receipt of written notice from the Company or (iii) the conviction of the Executive of a felony involving moral turpitude.

(c)           Good Reason.  The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason.  For purposes of this Agreement, “Good Reason” means:

(i)            the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)           any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii)          any failure by the Company to fulfill its obligations to the Executive during the Six Month Period, as set forth in Section 4(c) of this Agreement, other than an isolated, insubstantial and inadertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iv)          the Company’s requiring the Executive to be based at any office or location other than that described in Section 4(a)(i)(B) hereof;

(v)           any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(vi)          any failure by the Company to comply with and satisfy Section 10(c) of this Agreement.

Notwithstanding the foregoing, during the Six Month Period, “Good Reason” shall mean (iii), (iv), (v) or (vi) above only.  For purposes of this Section 5(c), any good faith determination of “Good Reason” after the Six Month Period made by the Executive shall be conclusive.

(d)           Notice of Termination.  Any termination by the Company for Cause or without Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, if applicable, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen days after the giving of such notice).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e)           Date of Termination.  “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided  however, that (i) if the Executive’s employment is terminated by the Company other than for Cause, death or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

6.             Obligations of the Company upon Termination.

(a)           Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than payment of the sum of the following amounts:  (i) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) the product of (A) the greater of (x) the Annual Bonus paid or payable (and annualized for any fiscal year consisting of less than twelve full months or for which the Executive has been employed for less than twelve full months) to the Executive for the Company’s most recently completed fiscal year, and (y) the Average Annual Bonus and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (iii) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued bonus amounts or vacation pay, in each case, to the extent not yet paid by the Company (the amounts described in subparagraphs (i), (ii), and (iii) are hereafter referred to as “Accrued Obligations” and shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within sixty days of the Date of Termination.  Subject to the provisions of Section 9 hereof, but, otherwise, anything herein to the contrary notwithstanding, the Executive’s family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company to surviving families of peer executives of the Company under such plans, programs, practices and policies relating to family death benefits, if any, as in effect with respect to other peer executives and their families at any time during the one year period immediately preceding the Effective Date.

(b)           Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations of the Company to the Executive, other than for payment of the Accrued Obligations (which shall be paid in a lump sum in cash within sixty days of the Date of Termination).  Subject to the provisions of Section 9 hereof, but, otherwise, anything herein to the contrary notwithstanding, the Executive shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the Company to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect with respect to other peer executives and their families at any time during the one year period immediately preceding the Effective Date.

(c)           Cause, Other than for Good Reason.  If the Executive’s employment shall be terminated by the Company for Cause or by the Executive other than for Good Reason (and other than by reason of his death or disability) during the Employment Period, this Agreement shall terminate without further obligations of the Company to the Executive other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination, plus the amount of any compensation previously deferred by the Executive and any accrued and awarded bonus amounts or vacation pay, in each case, to the extent theretofore unpaid.  In such case, such amounts shall be paid to the Executive in a lump sum in cash within thirty days of the Date of Termination, except that accrued and awarded bonus amounts, if any, shall be paid as previously scheduled at the time of the award.  The Executive shall, in such event, also be entitled to any benefits required by law that are not otherwise provided by this Agreement.

(d)           Good Reason; Other Than for Cause or Disability.  If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability, or if the Executive shall terminate employment under this Agreement for Good Reason:

(i)            the Company shall pay to the Executive in a lump sum in cash within sixty days after the Date of Termination the aggregate of the following amounts:

A.            all Accrued Obligations; and

B.            the amount (such amount shall be hereinafter referred to as the “Severance Amount”) equal to the product of (I) two and ninety-nine one-hundredths (2.99) and (II) the Executive’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii)           the Company shall timely pay and provide, for eighteen months from the Date of Termination, medical benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided in accordance with the applicable plans (including the Company’s 401(k), match and profit-sharing plans), programs, practices and policies described in Section 4(b)(v) of this Agreement as if the Executive’s employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company as in effect and applicable generally to other peer executives and their families during the one year period immediately preceding the Effective Date, provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical and dental benefits under another employer provided plan, the medical and dental benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility and provided, further, that if any Company plan would not allow Executive to participate, the Company shall provided to Executive comparable tax-adjusted payments of an equivalent amount; and

(iii)          to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive’s family any other amounts or benefits required to be paid or provided or which the Executive and/or the Executive’s family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company as in effect and applicable generally to other peer executives of the Company and their families, including up to $5,000 in fees paid for out-placement assistance (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

(iv)          all remaining unvested stock options or stock appreciation rights which Executive then holds to acquire securities from the Company shall be immediately and automatically exercisable as of the Date of Termination; and

(v)           the Company shall pay the Executive in cash a lump sum equal to the amounts accrued on behalf of the Executive, but not yet vested, under the Company’s profit-sharing plan.

7.             Non-exclusivity of Rights.  Except as provided in Section 6, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

8.             Full Settlement.  (a)  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 6(d)(ii), such amounts shall not be reduced whether or not the Executive obtains other employment.  The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement, unless a court of competent jurisdiction determines that the Executive made such effort in bad faith), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)           If there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive’s employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 6(d) as though such termination were by the Company without Cause, or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amount pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

9.             Certain Additional Payments by the Company.

(a)           Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9 (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall make an additional payment with respect to such Excise Tax (a “Gross-Up Payment”) to the Executive in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)           Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Arthur Andersen LLP (or its successor), unless such firm shall be the accounting firm of the individual, entity or group effecting the Change of Control or any affiliate of the Company at the Date of Termination, in which case such determinations shall be made by an accounting firm of national standing agreed to by the Company and the Executive, or, if the Company does not so agree within 10 days of the Date of Termination, such an accounting firm shall be selected by the Executive, (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen business days of the date such firm is selected or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence, accuracy-related or similar penalty.  Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine that amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)           The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)  give the company any information reasonably requested by the Company relating to such claim,

(ii)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)  cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)  permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10.           Successors.  (a)  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.  In addition, the Executive shall be entitled, upon exercise of any outstanding stock options or stock appreciation rights of the Company, to receive in lieu of shares of the Company’s stock, shares of such stock or other securities of such successor as the holders of shares of the Company’s stock received pursuant to the terms of the merger, consolidation or sale.

11.           Miscellaneous.  (a)  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Michael R. Minogue

c/o ABIOMED, Inc.

22 Cherry Hill Drive

Danvers, MA 01923

If to the Company:

ABIOMED, Inc.

22 Cherry Hill Drive

Danvers, MA  01923

Attention:  CFO or Compliance Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notices and communications shall be effective when actually received by the addressee.

(c)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)           The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)           The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

(f)            This Agreement and the employment agreement between the Company and the Executive (the “Employment Agreement”) contain the entire understanding of the Company and the Executive with respect to the subject matter hereof and by entering into this Agreement the Executive waives all rights he may have under the Company’s separation policy, provided that if the Company’s separation policy would provide greater benefits to the Executive than this Agreement, than the Executive may elect to receive benefits under the Company’s separation policy in lieu of the benefits provided hereunder.  In the event of any conflict between a provision of the Employment Agreement and a provision of this Agreement, the provision of this Agreement shall control.  Without limiting the generality of the foregoing, it is expressly acknowledged that the definition of “Cause” in this Agreement shall be controlling in all respects with respect to Executive’s employment following the Effective Date.

(g)           The Executive and the Company acknowledge that, except as may otherwise be provided under the Employment Agreement, prior to the Effective Date and following the end of the Employment Period, the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time.  Moreover, if prior to the Effective Date, the Executive’s employment with the Company terminates, then the Executive shall have no further rights under this Agreement.  Notwithstanding anything contained herein, if, during the Employment Period, the Executive shall terminate employment with the Company other than for Good Reason, the Executive shall have no liability to the Company.

(h)           As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

ABIOMED, INC.

By:	/s/ David M. Lederman
Name: David M. Lederman
Title: Chairman of the Board

EXECUTIVE

/s/	Michael R. Minogue
Michael R. Minogue

EXHIBIT C

ABIOMED, INC.

NONDISCLOSURE AND NON-COMPETITION Provisions

Under Employment Agreement Between

Abiomed, Inc. and Michael R. Minogue

1.  Loyalty; Conflicts of Interest.  Executive agrees that he/she shall be a full-time employee, devoting his/her entire time, undivided loyalty and best efforts to the business of ABIOMED.  Executive shall not during the term of his/her employment be engaged in any other occupation, professional or business activity.  As a representative of ABIOMED, Executive further agrees to always conduct himself in accordance with the highest ethical and moral standards during both working and non-working hours.  Attached to this Agreement as Appendix A is ABIOMED’s “Conflicts of Interest Policy.”  By executing this Agreement, Executive represents and warrants that he/she has reviewed carefully the Policy and Guidelines and agrees to abide by the Policy and Guidelines, as they may be updated and modified by ABIOMED from time to time.

2.             Protection of Proprietary Information.  (a)  ABIOMED has developed or acquired materials and information (whether or not reduced to writing, patentable or protectable by copyright) relating to ABIOMED’s operating procedures, products, methods, service techniques, engineering and manufacturing data machines, devices, apparatus, “know-how”, formulae, software, processes, plans, designs, specifications, trade secrets, company data regarding costs, profits, markets and sales, customer lists, plans for present and future research, development and marketing, and other proprietary information not available to the public (collectively “Proprietary Information”) which gives it a special competence in its various fields of endeavor, all of which have been acquired at considerable expense to ABIOMED.

(b)  Executive recognizes that ABIOMED is engaged in a continuous program of research and development of such Proprietary Information.  Executive understands that as part of his/her employment he/she is expected to make contributions of value to ABIOMED, including the development of Proprietary Information.  He acknowledges that his/her employment creates a relationship of confidence and trust between him/herself and ABIOMED with respect to information of a confidential nature which is discovered, made known to, or learned by him/her during the period of his/her employment, including Proprietary Information.

(c)  Executive agrees to promptly disclose to ABIOMED all inventions conceived or put to practice while employed at ABIOMED, regardless of whether the development of the invention was funded by ABIOMED or by an external entity, government or private.

(d)  Executive will not without the express authorization from an authorized ABIOMED officer, during or after the term of his/her employment, disclose any Proprietary Information, or anything relating to it, to any person other than authorized ABIOMED personnel.

Nor shall Executive use any such information for his/her personal benefit or disclose or use for his/her personal benefit any information furnished by a third party to ABIOMED in confidence.

(e)  Executive agrees that in the event of the termination of his/her employment for any reason, he/she will deliver to ABIOMED and shall not take with him/her, all documents and materials of any nature pertaining to any Proprietary Information.  Executive shall execute a certificate in the form of Appendix B, at the time of termination of employment confirming compliance with the requirements of this Section and other provisions of this Agreement relating to the treatment of Proprietary Information.

3.  Assignment of Proprietary Information.  (a)  Executive agrees that he/she will promptly disclose to ABIOMED, or its assigns, all discoveries, processes, software, formulae, data, know-how and techniques, whether or not patentable or protectable by copyright, made or conceived, first reduced to practice, or learned by him/her, either alone or jointly with others, during the period of his/her employment which (i) relate to or are useful in the business of ABIOMED, or (ii) are conceived, made or worked on at the expense of, or during Executive’s normal working hours for, ABIOMED or using any resources or materials of ABIOMED, or (iii) arise out of tasks assigned to him/her by ABIOMED, or (iv) are within the scope of his/her employment by ABIOMED (collectively, “Proprietary Inventions”).

(b)  All Proprietary Inventions shall be the sole property of ABIOMED and its assigns, and ABIOMED and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith.  In consideration of his/her employment by ABIOMED and regardless of any change in Executive’s salary or the nature of Executive’s employment, Executive hereby assigns to ABIOMED, or its assigns, Executive’s entire right, title and interest in and to any and all Proprietary Inventions.

(c)  Executive, at the expense of ABIOMED, agrees to assist ABIOMED and its assigns in every proper way to obtain and enforce patents, copyrights and other intellectual property rights on Proprietary Inventions in any and all countries.  To that end, Executive agrees to execute all papers, and perform all acts necessary to make this Agreement effective as to any particular Proprietary Inventions, application for letters patent, and other rights and interests of ABIOMED or its assigns, including the giving of testimony without expense to Executive and without further compensation except as provided for in accordance with ABIOMED’s “Patent Awards Policy” as it may be amended from time to time, a copy of which is attached hereto as Appendix C and made a part of this Agreement by reference.  The obligations of Executive under this paragraph (c) shall continue beyond the termination of his/her employment with ABIOMED.

(d)  As a matter of record, and in order to avoid disputes over the application of Sections 5 and 6, Executive has attached to this Agreement, as Appendix D, a complete list of all inventions made, conceived, or first reduced to practice by Executive, alone or jointly with others, prior to his/her employment with ABIOMED, that are not described in a publication or patent application in existence on the date of this Agreement, and that Executive desires, and ABIOMED agrees to exclude from the effect of this Agreement.  If no such list is attached to this

Agreement, he/she represents that he/she has no such inventions and improvements at the time of signing this Agreement.

(e)  If any application for any United States or foreign patent, copyright or other intellectual property rights related to or useful in the business of ABIOMED shall be filed by or for Executive within a period of one (1) year after the termination of his/her employment, the subject matter covered thereby shall be presumed to have been conceived during his employment with ABIOMED.

4.  Covenant Not to Compete.  (a)  Noncompetition.  Executive recognizes that ABIOMED is engaged in the research, development, manufacturing and marketing of proprietary products in the United States and throughout the world, and that it is of utmost importance to ABIOMED to maintain the confidentiality of its Proprietary Information and preserve the good-will of its business.  In order to safeguard that Proprietary Information and good-will, Executive understands that it is a condition of his/her employment not to compete with ABIOMED, in the United States or any other country, for a period of time following the termination of his/her employment, as set forth in further detail below.

(b)  Executive agrees that for a period of two years following the termination of his/her employment, he/she will not directly or indirectly, for his/her own account or for any other person, as agent, employee, officer, director, trustee, consultant, owner, partner, or shareholder, or any other capacity:

 (i)  hire or attempt to hire or assist any other person in hiring or attempting to hire any employee of ABIOMED; or

(ii)  encourage or assist any other person in encouraging any director, officer, employee, agent, consultant or any other person affiliated with ABIOMED to terminate or alter his/her or its relationship with ABIOMED; or

(iii)  encourage or assist any other person in encouraging any customer or supplier of ABIOMED to terminate or alter its relationship with ABIOMED; or

                (iv)  Sell or market or assist any other person in selling or marketing any product or service that competes, directly or indirectly with any product or service manufactured, sold or under development by ABIOMED at the time Executive’s employment with ABIOMED is terminated; or

(v)  research, develop or manufacture or assist any other person in researching, developing or manufacturing any product or service that competes with any product or service conceived, manufactured, sold or under development by ABIOMED at the time Executive’s employment with ABIOMED is terminated.

(c)  In order to assure that Executive does not breach any of the foregoing provisions, Executive agrees that for a period of two years following the termination of his/her Employment he will not accept employment with, advise, provide consulting services to or acquire any interest in (other than an investment interest of less than 5% of the total outstanding shares of a publicly traded company) any business that directly or indirectly competes with any product or service conceived, manufactured, sold or under development by ABIOMED without first obtaining the written consent of ABIOMED.  ABIOMED shall be permitted to withhold such consent in its sole discretion, unless Executive and the prospective employer are able to provide ABIOMED with assurances reasonably satisfactory to ABIOMED in its sole discretion that Executive will not be assisting the prospective employer in any of the prohibited endeavors listed in paragraph (b) above.

(d)  Executive has carefully read and considered the restrictions in this Section 7 and agrees that the restrictions are fair and reasonable and are reasonably required for the protection of the interests of ABIOMED.

5.             Conflicting Agreements.  Executive represents and warrants that he/she is free to enter into this Agreement, that Executive has not made and will not make any agreements (oral or in writing) in conflict with this Agreement, and will not disclose to ABIOMED, not use for ABIOMED’s benefit, any trade secrets or confidential information that is the property of any other party now or hereafter in Executive’s possession.  Executive represents that he/she has provided to ABIOMED, copies of all employment, proprietary information and other similar agreements to which he/she is a party that are currently in effect.

6.             Remedies.  In order to avoid irreparable injury to ABIOMED, in the event of any breach or threatened breach by Executive of the provisions of this Agreement, ABIOMED shall be entitled to an injunction restraining such breach.  Nothing herein shall be construed as prohibiting ABIOMED from pursuing any other remedies available to ABIOMED for such breach or threatened breach, including the recovery of damages from Executive.  Executive agrees that in the event that he/she breaches his/her duty of loyalty to Company or any of his/her covenants in Sections 5 through 7, in addition to any and all other remedies which ABIOMED may have available to it, ABIOMED will be entitled, at its election, to recover from Executive (i) the value of anything belonging to ABIOMED which Executive uses in breach of such duty, or (ii) any benefit which Executive receives as a result of his/her breach, or its proceeds, and ABIOMED shall also be entitled to recover from Executive the amount of damages thereby caused.  In the event of termination of Executive’s employment for breach of any of the covenants under this Employment Agreement, Executive agrees that he shall thereby forfeit all rights granted to him under any stock option, profit participation, bonus or deferred compensation arrangement of ABIOMED then existing in which he/she participates, to the extent permitted by law.

AGREED TO:

EXECUTIVE

/s/ Michael R. Minogue
Michael R. Minogue

ABIOMED, INC.

By:	/s/ David M. Lederman
Chairman of the Board

APPENDIX A

ABIOMED, INC.

CONFLICT OF INTEREST POLICY

GENERAL:

Each employee of ABIOMED is expected to act in the best interest of ABIOMED and to refrain from placing himself or herself in the position that could produce a conflict between his or her interest and the interests of ABIOMED or any employee benefit plan or trust funded by ABIOMED.  It is the duty of all employees to act in good faith at all times and not to utilize their employment for private personal advantage.

This policy, while not covering every conceivable area of conflict of interest, is intended to review and restate certain broad ethically sound principles of conduct that are to be used as guidelines whenever a question may arise.  ABIOMED’s “Guidelines of Company Principles and Practices” are made herein part of the Schedule by reference.

As used herein, the term ABIOMED shall mean ABIOMED, Inc. and its affiliates, the ABIOMED Limited Partnership, and any employee benefit plan or trust funded by ABIOMED.  The term “member of immediate family” shall mean the employee’s spouse and a relative of the employee or of his or her spouse living in the employee’s household.  A person, firm, or corporation which acts for or represent a supplier of goods and services in the sale of such goods and services to ABIOMED shall also be deemed to be doing business with ABIOMED.

POLICY GUIDELINES:

1.             No official or employee of ABIOMED may serve as an officer, employee, or director of or consultant to any business entity which does business with or is competitive with ABIOMED, unless prior approval is obtained from the President of ABIOMED.

2.             No official or employee of ABIOMED or member of his or her immediate family may accept, directly or indirectly, from any person, firm, or corporation doing business with ABIOMED, any money, loans (except loans from banks or other lending institutions in the normal course of their business) or any gift or gratuity, favor or service, which might conceivably tend to induce him or her to violate his or her duties to ABIOMED.  The foregoing is not intended to prohibit the acceptance of promotional or advertising items marked with the name of the donor, or items distributed by donors to all of their customers.

3.             No official or employee of ABIOMED  or member of his or her immediate family may have any direct or indirect interest in any business entity doing business with ABIOMED or in any business in which ABIOMED may hereafter become engaged if such interest represents a substantial proportion of such business entity.  In any case where a direct or indirect interest in any such business entity exists, the same must be disclosed to, and approved in writing by the

President of ABIOMED.  There shall be excluded from the foregoing prohibition any direct or  indirect interest in any corporation (a) which is publicly owned; and (b) whose securities are actively traded on any stock exchange or on any over-the-counter market; and (c) in which such officer or employee and members of his or her immediate family own less that 1% of the outstanding shares of each class of equity securities.

4.             No official or employee of ABIOMED may utilize the services of any person employed by ABIOMED for improvement or maintenance of his or her property on Company time.

5.             No ABIOMED products or property shall be sold by ABIOMED to any person employed by ABIOMED except through channels and pursuant to policies authorized by the President of ABIOMED.

APPROVED:

/s/
Chief Executive Officer
Date: March, 1992

APPENDIX B

ABIOMED, Inc.

ACKNOWLEDGMENT UPON TERMINATION OF EMPLOYMENT

I have re-read and understand my obligations under Paragraph 2 of the Nondisclosure and Non-competition Provisions that I have agreed to with ABIOMED, Inc. and will abide therewith.

DEFINITIONS.

The following definitions shall form an integral part of this Acknowledgment.

ABIOMED. ABIOMED, Inc., and except where context otherwise requires, its affiliates.

Affiliate.  Means any business entity controlled by, controlling or under common control with ABIOMED, other than ABIOMED Limited Partnership.

Trade Secrets.  Concepts, devices, designs, developments, disclosures, discoveries, formulae for chemical compounds, ideas, improvements, inventions, know-how, materials, formulations, methods, processes, research and development projects and results, specifications, systems, technical data, and any other technical information concerning the identity of actual or prospective customers or suppliers, business and marketing plans and strategies, all whether written or unwritten, and whether patentable or not.

Related Materials.  Any and all documentation, memoranda, notebooks, photos, sketches, prints, drawings, research materials, charts, graphs, machinery, prototypes, tools, written material, and plans.

Partnership.  ABIOMED Limited Partnership, a Massachusetts limited partnership.

Proprietary Information.  All Trade Secrets and Related Materials, plus such financial data, statistical data, marketing data, data of all kinds, production and other costs, salaries, and any other information dealing with business operations or proposed business activities which Executive knows or has reason to know are intended by ABIOMED to remain confidential.

OWNERSHIP, ASSIGNMENT, AND DISCLOSURE OF TRADE SECRETS,
RELATED MATERIALS, PROPRIETARY INFORMATION, AND PATENTS.

(a)           Acknowledgment:  Executive recognizes that ABIOMED is or will be engaged in highly competitive business in which the protection of its and the Partnership’s Trade Secrets, Related Materials, Proprietary Information, and Patents is essential to the success of ABIOMED.

(b)           Prior Inventions:  As a matter of record, and in order to avoid disputes over the applications of the Paragraph 9, Executive attaches to this Agreement as Schedule B, a complete list of all inventions made, conceived, or first reduced to practice alone or jointly with others, prior to his employment, that are not, and will not be, described in a publication or patent application in existence on the effective date of this Agreement, and that Executive wants to exclude from the effect of this

Agreement.  If Executive has no such Inventions as of the effective date of this Agreement, Executive should represent that it has no such Inventions where indicated on Schedule B.

(c)           Ownership of Trade Secrets, Related Materials, and Proprietary Information:  Executive acknowledges and agrees that ABIOMED and its successors and assigns are the sole, absolute, unqualified, and exclusive owner of all Trade Secrets, Related Materials, and Proprietary Information learned, supplied, developed, or conceived by Executive during Executive’s employment with ABIOMED, even if learned or developed with, by, or from other sources.  Executive also agrees that he/she will not use for personal benefit during or after employment with ABIOMED any information relating to Trade Secrets, Related Materials, or Proprietary Information owned or controlled by ABIOMED or the Partnership and acquired during employment at ABIOMED.

(d)           Assignment of Trade Secrets, Related Materials, Proprietary Information, and Patents:  In consideration of his/her employment by ABIOMED and the salary or wages to be paid or being paid to Executive and regardless of any change in Executive’s salary or the nature of Executive’s employment, Executive hereby assigned to ABIOMED (or to an Affiliate as agent for the Partnership, as ABIOMED, the Affiliate and the Partnership shall agree), his/her entire right, title, and interest in and to any and all Trade Secrets, Related Materials, and Proprietary Information (i) originated with, learned, acquired, or developed by Executive solely or jointly with others, whether on company time or his/her own, during the period of employment with ABIOMED, or (ii) created or developed using ABIOMED’s resources or materials, or (iii) suggested by any work which Executive has done, is doing, or may do, for ABIOMED, so far and only so far as the same relate to or may be useful in the business of ABIOMED as now or at anytime carried on, including experimental or research work.

(e)           Assistance in Prosecution of Patents, Etc.  ABIOMED or its assigns, at their expense, shall be entitled to procure letters patent, domestic or foreign, or copyrights, on any of the Trade Secrets, Related Materials, and Proprietary Information above assigned, in their own name.  Executive shall execute all documents necessary to permit ABIOMED or its assigns to obtain such letters patent or copyrights, and will cooperate fully in regard to such person obtaining or attempting to obtain such letters, patents, or copyrights, Executive further agrees to sign all papers, take all rightful oaths, and perform all acts necessary to make this Agreement effective as to any particular Trade Secret, Related Material, Proprietary Information, Application for Letters Patent, domestic or foreign, including any extension, division or reissues thereof, and will do all lawful acts to protect the patents, copyrights, and other rights and interests of ABIOMED, an Affiliate, or the Partnership, including the giving of testimony without expense to Executive and without further compensation except as provided for in accordance with ABIOMED’s “Patent Awards Policy”, a copy of which is attached hereto as Schedule C and made a part of this Agreement by reference.

(f)            Non-Disclosure of Trade Secrets, Related Materials, and Proprietary Information:  Executive agrees that at no time, whether during Executive’s employment by ABIOMED or at any time thereafter, and regardless of the reason for the termination of Executive, shall Executive disclose any Trade Secret, Related Materials, or Proprietary Information owned or controlled by ABIOMED or the Partnership to any person, firm, government entity, corporation, association, or entity without the prior written consent of ABIOMED, the Affiliate or the Partnership, whichever is authorized to permit such disclosure, nor shall Executive disclose any Trade Secrets, Related Materials, or Proprietary Information furnished to ABIOMED or Partnership under confidential or proprietary contracts or agreements with any other person, firm, government agency, or entity.

(h)           Acknowledgment Upon Termination of Employment:  At the time of Executive’s termination of employment with ABIOMED, regardless of the circumstances or cause of said termination, Executive shall execute Executive’s standard Termination Certificate, a copy of which is attached hereto as Schedule D, and made a part hereof as reference, which confirms the substance of these provisions.

I certify that in accordance with the terms of said Agreement, I have disclosed to ABIOMED any and all inventions, formulas, methods, materials formulations, devices, ideas, concepts, developments, research results, discoveries, and improvements, patentable or unpatentable, originating with, acquired or developed by me solely or jointly with others, during the course of my employment with ABIOMED.

I certify that all Proprietary Information, Trade Secrets, and Related Materials that are the property of employers previous to my employment with ABIOMED, were not disclosed to ABIOMED or any of its Affiliates, nor were these used during my employment at ABIOMED.

I further certify that I have not in the past, and will not in the future, use for my own benefit or disclose to any person, firm, government agency, corporation, association, or entity any Trade Secret, Related Material, or Proprietary Information owned or controlled by ABIOMED without the prior written consent of ABIOMED.  Neither have I in the past nor will I in the future, disclose any Trade Secret, Related Material, or Proprietary Information furnished to ABIOMED under confidential or proprietary contracts or agreements with any other person, firm, government agency or entity, except to such extent as has been necessary and permitted in the original course of performance of my duties as an employee of ABIOMED.

Witness	Executive	Date

APPENDIX C

ABIOMED, INC.

PATENT AWARDS POLICY (Effective March 1, 1992)

POLICY:

The purpose of this policy is to recognize employees’ initiative, creativity, engineering and scientific achievement by granting awards for the filing of patent applications and upon issuance of U.S. Letters Patent.

SCOPE:

All employees are eligible to receive awards for U.S. Patent Applications filed and for U.S. Patents issued on inventions made and disclosed as a result of employment at ABIOMED.

APPLICATION FILED:

An award will be made to the inventor when an invention is protected by an application to the U.S. Patent Office on behalf of ABIOMED, or on behalf of the United States Government.  The award will be:

a.             In the case of one inventor - $250.00.

b.             In the case of two or more co-inventors - $500.00

divided equally by the number of inventors.

PATENT GRANTED:

An additional award will be made to the inventor when the patent is granted to ABIOMED or its assignee, or to the United States Government, or its assignee.  The award will be:

a.             In the case of one inventor - $250.00.

b.             In the case of two or more co-inventors - $500.00

divided equally by the number of inventors.

DISCLOSURE REQUIREMENTS:

The disclosure must be full, complete, novel, clear, meeting procedural requirements and be considered by ABIOMED to be patently meritorious.

The disclosure must be a progressive contribution to the scientific community which is potentially or actually profitable to ABIOMED or the fulfillment of a contractual obligation.  Special attention will be given to those inventions which have been actually reduced to practice.

The disclosure must meet any applicable contract requirements, statutes, and U.S. Patent Office rules and statutory requirements.

RELEASE OF DISCLOSURE:

If ABIOMED, within one year after receiving an invention disclosure, has not made a decision in favor of filing patent application on the invention, the inventor may request the release of such invention disclosure.  After such request has been made, ABIOMED shall have an additional period not to exceed one year within which to make a decision as to whether to file a patent application, release the disclosure to the inventor,  or to retain such disclosure and full right thereto on payment to the inventor of the sum of one hundred fifty dollars ($150.00), to be divided equally in the case of co-inventors.  This paragraph is not applicable to disclosure arising out of Government contracts.

RETENTION OF LICENSE:\

When releasing invention disclosures to the inventor,    ABIOMED may reserve the right to retain a royalty free license for ABIOMED and its successors and/or subsidiaries and assigns and/or to condition the release to the inventor on the actual filing of a patent application by the inventor and on his/her own sponsorship in particular cases.  This paragraph is not applicable to disclosures arising out of Government contracts.

OUTSIDE NEGOTIATIONS:

The right to negotiate with outsiders for the acquisition of rights in ideas and patents is reserved to the President or his designee and patent counsel.

RECORD KEEPING:

Engineering notes, ideas, and/or inventions shall be recorded and maintained in ABIOMED notebooks.  The notebooks are and will remain the property of ABIOMED.

DISCLOSURE FORMS:

All disclosures should be made on the attached ABIOMED disclosure form, using the suggested outline printed thereon.  The inventor should submit the signed original and three copies of his invention disclosure to the President and/or Chairman of the Patent Committee for processing and further action.

PATENT COMMITTEE:

A patent committee shall meet periodically to consider the merits of all disclosures submitted, e.g., novelty, patent ability, commercial value.  The committee will annually elect a Chairman who will advise the President of the committee’s recommendations.  The President will authorize the filing or patent applications for those inventions deemed to be of superior quality.

APPROVED:

/s/
President and Chief Executive Officer
Date: March 1, 1992

ABIOMED, INC.

DISCLOSURE OF INVENTION

This disclosure of Invention should be written in the inventor’s own words.  Sketches, prints, graphs, photos, and other illustrations, as well as reports referring to the invention, if available, should form a part of this disclosure and reference can be made in the space provided on the form.

(1)           INVENTION TITLE:

(2)           INVENTOR NAME(S):

-
SIGNATURE		DATE

(3)           ABSTRACT:

(4)           WORK LEADING TO THIS INVENTION WAS SUPPORTED BY:

(5)           DATE OF FIRST SKETCH OR DRAWING AND LOCATION (IF NOT ATTACHED):

(6)                                 DATE OF DISCLOSURE TO OTHERS (TO WHOM AND WHERE) AND DATE OF CONCEPTION, IF EARLIER:

(7)                                 CITE LOCATION OF OTHER SUPPORTING RECORDS (NOTEBOOK PAGES, FILES, REFERENCES, PROGRAM RECORDS):

SIGNATURE OF WITNESS	DATE

SIGNATURE OF WITNESS	DATE

RECORD OF INVENTION

INVENTION TITLE:

INVENTOR NAME(S):

DESCRIPTION

SIGNATURE OF WITNESS	DATE

SIGNATURE OF WITNESS	DATE

APPENDIX D

ABIOMED, INC.

List of all Inventions made, conceived, or first reduced to practice alone or jointly with others, prior to Executive’s employment with ABIOMED that are not, and will not be, described in a publication or patent application in existence on the effective date of this Agreement, and that Executive wants to exclude from the effects of this Agreement.

Witness	Executive

Date

If no list is provided above, Executive represents that no invention exists on the effective date of this Agreement.

Witness	Executive

Date

EXHIBIT D

GUIDELINES OF

COMPANY PRINCIPLES AND PRACTICES

ABIOMED, INC. AND SUBSIDIARIES

(COLLECTIVELY REFERRED TO AS “ABIOMED”)

EXCELLENCE AND STANDARDS OF QUALITY

ABIOMED’s reputation as a leader in medical device technology and related scientific fields is based, to a large extent, on the excellence of its technology and products and on the skill and superior performance of its personnel.  We shall endeavor to provide our customers with quality products, and, when we are involved in research and development work, we will use our best efforts to achieve the results for which we have been engaged.  We shall ensure that our promotional material, proposals, quotations, reports, specifications, scientific and medical publications, application guides, news releases, and other description literature accurately depict our products or developments and are free from exaggeration and misleading information.

It is the Company’s policy to strictly comply with all federal, state and local laws and regulations pertaining to all products that we develop and manufacture.   We recognize that we are in the business of making medical devices and therefore human life may depend on the reliability and performance of our products.  We shall adhere to the highest standards of excellence in every aspect of development and manufacturing of our products.  We owe this to our patients, to our customers, to our shareholders and to ourselves.  We shall conduct our work in accordance with this policy and will immediately report to the corresponding Divisional President any practices that we may observe that are not in full compliance with it.

CONFLICT OF INTEREST

The guiding principle of our policy on this matter is that all employees must avoid situations in which their personal interests may conflict, or appear to conflict, with the interests of ABIOMED.

At the same time, ABIOMED does not wish to infringe on the personal lives or affairs of employees.  For example, we respect the rights of our employees to manage their own financial affairs and investments.  However, an employee assumes certain obligations when joining ABIOMED or accepting a position of responsibility in the organization, and ABIOMED naturally expects all employees to respect its interests.

All of us can recognize clear-cut cases of dishonesty.  Conflicts of interest may be more difficult to detect, and sometimes it is only a matter of degree between an acceptable and an unacceptable activity.  The responsibility for conduct within the letter and the spirit of this policy must rest with each individual.  However, we want to stress that it is important to avoid not only any situation that is an obvious conflict of interest but also a situation that might give the appearance of being one.

It is not possible to list every situation that might give rise to conflict of interest, but the following pages shall serve as a guide, pointing out important areas were conflicts may arise:

Employees shall select and deal with suppliers, customers, and other persons doing or seeking to do business with ABIOMED in a completely impartial manner, without favor or preference based upon any considerations other than the best interests of ABIOMED.

Employees shall not seek or accept, directly or indirectly, any benefits or other favors of more than nominal value, including any payments, fees, services or loans from any person or entity that does or seeks to do business with, or is in competition with, ABIOMED, except where such favors have been disclosed to ABIOMED and ABIOMED has given specific approval and authorization.  This does not prohibit employees from borrowing money from a financial institution at normal and customary interest rates without the approval and authorization of ABIOMED.

Employees shall not own, directly or indirectly, a significant financial interest in any business entity that does or seeks to do business with, or is in competition with, ABIOMED except where such interest has been fully disclosed to ABIOMED and a determination has been made that such interest will not influence any decision that such person might be required to make in performing duties for ABIOMED.

As a guide for the purpose of determining the necessity for disclosure, ownership in such business entity shall be deemed significant if the aggregate interest of the employee and family members represents:

1.             more than one percent of the outstanding securities of a corporation (or ownership interests of any unincorporated business), or

2.             more than five percent of the total assets of such an employee and family members.

Members of the family include the employee’s spouse, children, parents, brothers, and sisters.

Employees shall not conduct business on behalf of ABIOMED with a relative or a business entity with which the employee or a relative is associated, except where such dealings have been disclosed to ABIOMED and ABIOMED has given specific approval and authorization.

Employees shall not offer consultation or conduct business or offer their professional services for personal interest, or in the interest of family members, to any business entity outside of ABIOMED where such professional services are of the same general nature as the employee’s professional function at ABIOMED.

Employees shall not accept a directorship or other managerial position in, or serve as a consultant or employee of, a business entity, organized for profit, that does or seeks to do business with, or is in competition with, or is in competition with, ABIOMED, without receiving specific approval from ABIOMED.

Employees shall not acquire, directly or indirectly, real estate, an interest in any business entity, or any other property that such employee knows, or has reason to believe, may be of acquisition interest to ABIOMED.

Employees shall have the continuing affirmative duty to report to the Chief Executive Officer of ABIOMED any personal ownership interest or other relationship that might affect their ability to exercise impartial, ethical business judgments in the area of their responsibilities.  Each situation reported shall be reviewed by ABIOMED and a determination shall be made as to whether a conflict of interest exists or may arise from such a situation.  All employees shall give ABIOMED their fullest cooperation in the correction of any situation in which a conflict of interest exists or may arise.

GIFTS AND ENTERTAINMENT

In order to avoid even the appearance of impropriety, monetary gifts are strictly prohibited.  ABIOMED employees shall not seek or accept for themselves or any member of their families from any person or business entity that does, or seeks to do, business with ABIOMED, any gifts of money or other equivalent favors.  The exchange of non-monetary gifts of a nominal or minimal value is acceptable, as is legitimate business entertainment, as long as it is not lavish and does not exceed the bounds of common courtesies consistent with ethical and business practices in the United States.

CONFIDENTIALITY AND TRADE SECRETS

Our position at ABIOMED is one of trust and confidence.  During the course of employment with ABIOMED, employees may have access to work with or develop inventions, valuable information, and materials relating to ABIOMED’s business that are not know or available outside ABIOMED.  These inventions, proprietary information, and materials are broadly called “trade secrets” and are of great importance in our highly competitive business.  In order to retain their value, they must be kept confidential within ABIOMED.

When an individual accepts employment with ABIOMED, the employee also accepts a continuing moral and legal obligation not to disclose any ABIOMED trade secrets or trade secrets entrusted by others to ABIOMED under a confidential obligation.  In a similar fashion, if an employee was previously employed by another organization, the employee has an obligation not to disclose his/her previous employer’s confidential information. The obligation to protect ABIOMED’s trade secrets would continue, should the employee leave ABIOMED for any reason.

Some innovations that ABIOMED employees may develop may be patentable inventions.  In such cases, employee’s obligations to ABIOMED include a duty to submit complete details to the Patent Committee for study and review and to cooperate with ABIOMED’s intellectual property attorneys if patents are to be sought.  These ideas and any resulting patents are owned by ABIOMED and are part of its closely guarded assets.  Not all technical ideas are patentable; some are better retained as trade secrets.  However, patenting is an important way of protecting ABIOMED’s investment in its employees.

It is impossible to list all of the many types of trade secrets that exist, but a partial list would include:  plans for and results of research and development, new compounds and processes, clinical testing and other evaluation procedures, product formulations, manufacturing methods, identity of special suppliers, applications to government agencies for product clearance, cost figures, construction plans, marketing and advertising studies and plans, customer lists, and special techniques of any kind peculiar to ABIOMED’s operations.  Employees will find trade secrets disclosed or contained in memoranda, notes, laboratory or plant notebooks, reports, charts, drawings, blueprints, pictures, visual aids, samples, etc.  These are examples of materials that every ABIOMED employee should safeguard carefully during employment with ABIOMED and leave behind as ABIOMED property in the event the employee goes elsewhere.

Accidental disclosure of trade secrets can be as harmful as intentional disclosure. The safest practice is avoid discussing trade secrets with anyone other than those ABIOMED employees who need them in the conduct of their business.  If you discuss trade secrets with others - even family members or close friends - a burden is imposed on them that they should not be expected to understand or assume.

In the normal course of work, it may be necessary to reveal certain trade secrets to persons outside ABIOMED - to contractors, vendors, design firms, trade and scientific groups, for example.  In such instances, employees should carefully consider whether, to what extent, and to whom the trade secrets can be safely disclosed.  Specific supervisory clearance may be necessary.  In most cases, a confidentiality agreement approved by the Chief Executive Officer, or the Patent Committee should be executed with the outside party before the disclosure is made.  When the trade secret is an invention that may be patentable, approval for release - either orally or publication - must be obtained from the employee’s supervisor and the Patent Committee.

It is the responsibility of each ABIOMED employee to exercise proper care in preparing documents or other materials containing trade secrets, in safeguarding them from unauthorized eyes, and in circulating and storing them in a secure manner.

In no event shall an employee use or disclose information of any type when such use or disclosure is in violation of the laws relating to the safeguarding of classified information.

DISCLOSURE OF “MATERIAL” INFORMATION

The primary objective of the federal securities laws is to ensure that the public has accurate and complete information on which to base investment decisions.  These laws are designed to encourage a flow of information to the public.

ABIOMED’s obligations under such laws will be generally met through the means of prospectuses, annual reports to shareholders, proxy statements, and periodic reports filed with the Securities and Exchange Commission. In addition, ABIOMED has an obligation to announce to the public, at the proper time, “material” developments concerning its operations.  Such an announcement is made through a press release, as this will ensure that accurate information is made available to all members of the investing community on an equal basis.

It is not possible to define “material” information to cover every set of circumstances that might arise.  We must, therefore, describe it in broad terms.  It has been held that information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in determining whether to buy, sell, or hold stock.  Material information has also been described as information of sharp and immediate significance.  If known, such information could be expected to affect substantially the market price of the stock.

Examples of what would generally be considered as being “material” in this context include financial projections, significant new products or discoveries, major contract awards or major contract cancellations, acquisitions, stock splits, major management changes, significant litigation or regulatory proceedings, information about sales of our product and financial results.

It is unlawful for employees who have “material” undisclosed information to take personal advantage of that information by trading in ABIOMED’s stock so long as the information remains undisclosed.  This means that an employee in possession of “material” undisclosed information must refrain from trading ABIOMED stock until ABIOMED determines that the information should be released and makes the proper public disclosure, and the investing public has had a reasonable opportunity to evaluate the information. Also, an employee should not reveal material undisclosed information to outsiders such as friends, relatives, fellow employees, or former employees, who may trade on the basis of it.  Such “tipping” may also be a violation of the law.

EQUAL EMPLOYMENT OPPORTUNITY

One of ABIOMED’s basic philosophies is to encourage and develop high-quality performance and excellence in all aspects of our operations.  An essential ingredient in the implementation of that philosophy is the fostering of those characteristics in our employees.

Because our primary focus in employment is the pursuit of excellence, we are unequivocally committed to affording equal employment opportunities to all individuals who share our commitment to excellence regardless of their race, color, religion, sex, national origin, age, or handicap.  This commitment applies to all phases of an individual’s career, beginning with initial recruitment and hiring and continuing through the ongoing processes of placement, transfer, promotion, and compensation.  ABIOMED personnel must actively ensure that all decisions affecting those matters further the principles of equal employment opportunity. We recognize our responsibilities to women, minorities, veterans, and the disabled and handicapped, and ABIOMED fully supports the remedial programs instituted by the government to assist the members of these groups in achieving their rightful place in our society.

ABIOMED will endeavor to maintain enlightened personnel policies and practices designed to help in the successful implementation of our equal employment opportunity policy.  No employee will be subject to any harassment or discrimination or to any arbitrary or capricious decisions relating to his or her work.  We respect the personal privacy of every employee, and we will maintain all personnel records in the strictest confidence.  Members of ABIOMED’s supervisory staff are responsible for the implementation of our policy, but the help and cooperation of all employees are necessary to fulfill ABIOMED’s commitment.

COMPLIANCE WITH ANTITRUST LAWS

ABIOMED fully supports the principles and philosophy embodied in the antitrust laws, and it is our firm policy to comply with these laws.

This brief commentary is not intended to provide employees with answers to antitrust problems.  Rather, it is designed to help employees recognize situations that have antitrust aspects so that they will know when to ask for advice.

Described in general terms, antitrust laws are designed to prevent unfair, restrictive, or collusive practices and thus, to promote healthy competition in open markets within the free enterprise system and enhance the benefits of product innovation.  Since World War II, the European Economic Community and many countries abroad also have adopted antitrust policies.

The antitrust laws are general and in some respects vague; their exact interpretation is often uncertain.  Therefore, legal advice should be obtained whenever there is any doubt as to the legality of any contemplated course of action or of a proposed transaction.

We must, of course, avoid the obvious antitrust violations, such as agreements with competitors to fix prices (including collusive bids), to allocate markets or customers, or to refuse to do business.  All of these agreements are flagrant violations of the law. In addition, any cooperative activities in the area of pricing, such as the exchange of current or future price information or marketing plans with competitors, must be avoided.  This does not mean that a manufacturer is expected to do business in a vacuum, but rather, that his/her information about competitor’s prices and marketing activities must be obtained in the marketplace.

ABIOMED generally is not allowed to discriminate in favor of or against any of its customers.  Also, since our customers purchase our products and thereby acquire title to them, those customers cannot by agreement or by coercion be subjected to restraints on their resale prices.  Nor, as a general proposition, can these customers be subjected to restraints upon where, how, or to whom the products are resold by them.

Trade Association Meetings.

It is, of course, our practice for employees to attend trade association meetings.  These include associations of customers as well as trade associations of the industries in which ABIOMED is involved. However, trade association meetings are almost invariably a favorite area of examination by antitrust enforcement officials.  It is important that employees be particularly careful to conduct themselves in a manner that is above suspicion when attending these meetings.

The following rules should be obeyed carefully:

1.             Attend only meetings of legitimate trade and professional associations held for proper business, scientific, or professional purposes.

2.             Apart from purely social affairs, never attend gatherings of representatives of competitors before, during, or after the formal business sessions of a trade association.  Such “rump” meetings are always suspect.

3.             Take no part in, or even listen to, any discussions of price, terms of sale, boycotts, or blacklists at an association meeting.  However, discussions of general economic trends are proper.  If the discussion at an association meeting turns to the subject of prices or other prohibited topics, leave the room.

4.             If the agenda of a forthcoming association meeting indicates doubtful subjects, check in advance with your supervisor before attending.

5.             Advise your supervisor or the appropriate legal counsel promptly of any activity of an association that may appear to be illegal or even suspicious.

Joint activity or joint projects with competitors or others should be closely monitored, with the advice of legal counsel, to ensure the legality of the operation.  Review by legal counsel should be obtained at any early date in connection with any such project, and also as it develops.

No supplier shall be asked or be expected to buy ABIOMED products or the products of affiliated companies as a condition of continuing to be a supplier.  ABIOMED’s purchase of supplies shall not be influenced by a supplier’s use of ABIOMED products.

It cannot be emphasized too strongly that our policy to comply with antitrust laws must be observed strictly and without hesitation. There can be no exceptions to this rule.

INDIVIDUAL INVOLVEMENT IN

THE POLITICAL PROCESS

All employees are encouraged to exercise their right, as citizens, to support or oppose political candidates or public and civic issues as they deem appropriate.  We should be careful, however, to keep the individual and personal nature of such activities clearly separate from our positions with ABIOMED, and we should particularly avoid any situation from which it might be inferred that such activities have been undertaken on behalf of ABIOMED.

ABIOMED itself may, from time to time, and as permitted by law, take an active position with respect to important public issues.  Such activities, however, will only be initiated on the highest Corporate level and will not, in any circumstance, indicate any attempt to unduly influence or change the personal and private position of any employee.

POLITICAL CONTRIBUTIONS

PAYMENT TO GOVERNMENT OFFICIALS

ABIOMED is proud of the well deserved reputation for integrity of its employees, at all levels, who have demonstrated the highest standards of business conduct.  This conduct must be maintained in each country where we may do business.  ABIOMED shall strive to be a good corporate citizen of each country and community where it does business, and to obey local laws.

In the area of business ethics, ABIOMED shall adhere on a worldwide basis to a uniform worldwide standard of conduct to guide our behavior.  We are committed to this principle.

With respect to political contributions, payments to government officials, and the maintenance of books and records, our policy is that:

No political contribution shall be made by ABIOMED.

“Political contribution” includes a “payment” or the use of ABIOMED property, employees, or services for the benefit of any political party or official thereof, political committee or candidate for political office.

No payment shall be made by ABIOMED to any government official for the purpose of influencing any of his acts or decisions or inducing him to use his influence to affect any governmental act or decision.

“Payment means a transfer of money, a gift, or any offer or promise to give anything of value, whether made directly or indirectly, through trade associations, agents, consultants, or others.  “Government official” includes any officer or employee or any person acting for or on behalf of a government or unit thereof.

ACCOUNTS AND ASSETS

All assets must be fully and accurately accounted for and no undisclosed or unrecorded bank accounts, funds, or assets of ABIOMED or any subsidiary shall be established for any purpose.

No false or artificial entries shall be made in any books or records of ABIOMED for any reason, and no employee shall engage in any arrangement that results in such entries being made.

No asset of ABIOMED shall be disposed of without proper authorization and without a corresponding entry correctly reflecting the disposal.

No payment on behalf of ABIOMED shall be approved or made with the intention or understanding that a part or all of such payment is to be used for any purpose other than that described by the document supporting the payment.